Exhibit 10.28

AVAYA HOLDINGS CORP.

AMENDED AND RESTATED

2007 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Avaya Holdings Corp.

c/o Avaya Inc.

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Attn:      Director, Executive Compensation and Benefits

Ladies and Gentlemen:

The undersigned (i) acknowledges that the undersigned has received an award (the “Award”) of restricted stock units (the “Units”) governed by the terms of the Avaya Holdings Corp. Amended and Restated 2007 Equity Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, which is incorporated herein by reference; and (ii) agrees with Avaya Holdings Corp. (the “Company”) as follows:

1.	Preliminary Matters. Not later than upon the execution of this Agreement and effective as of the date hereof, the undersigned has executed and become a party to the Management Stockholders’ Agreement, dated October 26, 2007 by and among the Company and certain stockholders of the Company (the “Stockholders’ Agreement”), by and among the Company and certain stockholders of the Company.

2.	Effective Date. Subject to the undersigned’s execution of the documents referenced in Section 1 above, the grant date for the Award is December 6, 2011.

3.	Shares Subject to Award. The Award consists of the right to receive, on the terms set forth herein and in the Plan and except as otherwise provided in Section 5 below, one share (a “Share”) of common stock, par value $.001 per share, of the Company (“Stock”) with respect to each Unit forming part of the Award. Subject to Section 5 and subject to adjustment pursuant to Section 7 of the Plan, the Award covers up to Units.

4.	Meaning of Certain Terms. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

5.	Delivery of Shares.

a.	Vesting. Units that are allocated to undersigned upon achievement of the performance metrics set forth in Schedule I hereto shall vest and become non-forfeitable on December 6, 2013; provided, however, that vesting shall accelerate upon the earlier occurrence of one of the events described in Section 5.b.i, iii, iv or v below. Notwithstanding the preceding sentence, in the event (i) the undersigned voluntarily terminates employment without Good Reason or (ii) the undersigned’s employment is terminated for Cause, any Units that are unvested as of the date of termination shall be forfeited and cancelled.

b.

Distribution. With respect to each vested Unit and subject to adjustment pursuant to Section 7 of the Plan, the Company shall deliver one Share on, or within thirty (30) days before or after, the earliest of (i) an event that is both a “change in control event” (as defined in Treas. Reg. § 1.409A-3(i)(5)(i)) and a “change in control” in which the Company or its business is acquired that also constitutes a Transfer by the Majority Stockholders of Control of Parent (each such capitalized term as defined in the Management Stockholders’ Agreement) (such event, a “Change in Control”), (ii) December 6, 2016, (iii) the undersigned’s death or Disability, (iv) termination of the undersigned’s employment without Cause or (v) the undersigned’s voluntary termination of employment for Good Reason.

6.	Effect of Covered Transaction. In the event a Covered Transaction that is not a Change in Control occurs prior to December 6, 2016, the Units, unless previously paid pursuant to Section 5 above, and unless assumed in the transaction, shall automatically be converted into the right to receive from the surviving or acquiring entity (or, if so arranged by the Administrator, from an affiliate thereof), on the same payment schedule as is specified in Section 5 above and otherwise subject to the terms and conditions of this Award, cash (or, in the Administrator’s discretion, securities or other property, including Stock) on a basis that in the Administrator’s judgment as closely as possible under the circumstances, and on a basis that complies with the requirements of Section 409A, effectuates the intent of the Award, adjusted in such manner as the Administrator shall have prescribed prior to the Covered Transaction for notional interest or other notional investment experience for the period between the Covered Transaction and payment.

7.	Dividends, etc. If while the undersigned still holds the Award and prior to delivery of any Shares under the Award, the Company makes a dividend or other distribution with respect to the Stock, the undersigned shall be entitled, subject to withholding of tax by the Company pursuant to Section 8 below, to a payment in lieu of such dividend or other distribution (which in-lieu-of payment shall be in cash to the extent the dividend or other distribution was in cash, and otherwise in such form as the Administrator shall determine) equal on a per-Share amount to the per-Share amount of the dividend or other distribution paid by the Company with respect to one Share of outstanding Stock.

8.	Certain Tax Matters. The undersigned expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The undersigned also expressly acknowledges that the undersigned (i) is subject to FICA tax upon the distribution of the Units underlying the Award and will promptly pay to the Company, upon demand, the full amount of such tax unless the Company determines instead that it will withhold such tax from other payments owed to the undersigned, and (ii) will be subject to income tax and related withholding requirements with respect to the Award at such time as cash or property is delivered with respect to the Award (unless required to include amounts in income prior thereto by reason of Section 409A or otherwise). The undersigned agrees that the undersigned’s rights hereunder are subject to the undersigned promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, as the Administrator so determines) all taxes required to be withheld in connection with the Award.

9.	Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.	Timely Execution of Award Agreement. This Agreement must be executed by the recipient in order for any award to be received hereunder. In the event that the award recipient fails to execute this Agreement within sixty (60) days of presentation of the agreement by the Company, the Company reserves the right to revoke the award offer in its sole discretion.

Very truly yours,

[Recipient’s Name]

Dated:                     , 20

The foregoing Restricted Stock Unit Award Agreement is hereby accepted:

AVAYA HOLDINGS CORP.

By

Schedule I

Recipient Name:

Units covered by Award:	(the “Target Units”)

Recipient’s Theater:	(the “Applicable Theater”)

Recipient’s actual allocation of Units shall be determined based upon both (a) Avaya Inc.’s achievement of specified revenue thresholds during each of the first half of Fiscal Year 2012 and the second half of Fiscal Year 2012, and (b) performance by the Applicable Theater as measured against five performance gateways specified below.

I.	Semi-annual Revenue Targets:

a.	In order for any Units to be awarded during the first half of Fiscal Year 2012, Avaya Inc.’s revenue for the first six months of Fiscal Year 2012 must equal or exceed $ .

b.	In order for any Units to be awarded during the second half of Fiscal Year 2012, Avaya Inc.’s revenue for the last six months of Fiscal Year 2012 must equal or exceed $ .

II.	Performance Gateways in the Applicable Theater

a.	Set forth below are five metrics, or performance gateways, against which Recipient will be measured in order to be awarded Units. Assuming Avaya Inc. achieves the revenue target set forth in Section I. above during the applicable semiannual period, Recipient shall be awarded Units with respect to such period as follows:

i.	In the event that the Applicable Theater meets or exceeds three of the five performance gateways during the applicable semiannual period, Recipient shall be awarded 25% of the Target Units.

ii.	In the event that the Applicable Theater meets or exceeds five of the five performance gateways during the applicable semiannual period, Recipient shall be awarded 50% of the Target Units.

PERFORMANCE GATEWAYS

Focus Area	1st Half Target	2nd Half Target